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                       LIBERTY FINANCIAL COMPANIES, INC.

          EXHIBIT 11 - Statement re Computation of Per Share Earnings (In thousands, except share and per share amounts)



                                                           March 31
                                                           --------
                                                       1996         1995
                                                       ----         ----

Primary net income per common share:
Net income                                       $    23,822   $    10,079
Less:  cumulative preferred dividends                    236            18
                                                 -----------   -----------
  Net income available for common shareholders   $    23,586   $    10,061
                                                 ===========   ===========

Weighted average shares outstanding               27,781,577    23,180,323
Common stock equivalents                           1,480,752       668,043
                                                 -----------   -----------
   Total                                          29,262,329    23,848,366
                                                 ===========   ===========

Primary net income per common share              $      0.81   $      0.42
                                                 ===========   ===========



Fully diluted net income per common share:

Net income                                        $    23,822   $    10,079
Less:  cumulative preferred dividends                     236            18
                                                  -----------   -----------
   Net income available for common shareholders   $    23,586   $    10,061
                                                  ===========   ===========
Weighted average shares outstanding                27,781,577    23,180,323
Common stock equivalents                            1,486,397       668,043
                                                  -----------   -----------
   Total                                           29,267,974    23,848,366
                                                  ===========   ===========

Fully diluted net income per common share         $      0.81   $      0.42
                                                  ===========   ===========

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